EXHIBIT 21.1

List of subsidiaries of Aspen Technology, Inc.

	Name of Subsidiary	State or Country of Incorporation
1.	Aspen Technology (Asia), Inc.	Delaware
2.	AspenTech EMEA, Inc.	Delaware
3.	AspenTech Securities Corporation	Massachusetts
4.	Aspen Technology Receivables I LLC	Delaware
5.	Aspen Technology Receivables II LLC	Delaware
6.	EA Systems, Inc.	Delaware
7.	Coppermine LLC	Delaware
8.	Hunter Acquisition Corporation	Delaware
9.	ICARUS Corporation	Maryland
10.	Petrolsoft Corporation	California
11.	ProcessCity, Inc.	Delaware
12.	S.A.S.T., Inc.	Texas
13.	Aspen Technology S.r.l.	Italy
14.	AspenTech Asia, Ltd.	Hong Kong
15.	Aspen Tech Australia, P.T.Y	Australia
16.	AspenTech Canada Ltd.	Canada
17.	Aspen Technology S.L.	Spain

18.	AspenTech Europe B.V.	Netherlands
19.	AspenTech Europe S.A./N.V.	Belgium
20.	Aspen Tech India Private, L.T.D	India
21.	AspenTech Japan Co. Ltd.	Japan
22.	AspenTech, Ltd.	United Kingdom
23.	Vistasim Inc.	Canada
24.	Aspentech Pte. Ltd.	Singapore
25.	Aspentech Africa (Proprietary) Limited	South Africa
26.	Advanced Systems Consultants Limited	UK
27.	Hyprotech India Pte. Ltd	India
28.	Richardson Engineering Services, Inc.	Arizona
29.	Boulder Holding, Inc	Delaware
30.	Boulder, LLC	Delaware
31.	Boulder Canada L.P.	Canada
32.	Hyprotech Company	Nova Scotia
33.	AspenTech Solutions Sdn Bhd	Malaysia
34.	Hyprotech UK Limited	UK
35.	AspenTech Argentina S.R.L.	Argentina
36.	AspenTech Software Brasil Ltda.	Brazil
37.	AspenTech de Mexico, S. de R.L. de C.V.	Mexico
38.	AspenTech Venezuela, C.A.	Venezuela
39.	AspenTech (Beijing) Ltd.	PRC